Exhibit 99.1

Hudson Global Announces Plan to Launch Tender Offer

Provides Update on Strategy and Capital Allocation

OLD GREENWICH, CT, Feb 19, 2019 – Hudson Global, Inc. (the “Company” or “Hudson Global”) (NASDAQ: HSON), a leading total talent solutions provider, announced today its plan to launch a tender offer to purchase up to 3,150,000 shares of the Company’s common stock, par value $0.001 per share, representing slightly less than 10% of total shares outstanding at December 31, 2018, at a purchase price of $1.50 per share. On February 15, 2019, the closing price of the Company’s common stock was $1.42 per share. The tender offer is expected to commence on February 22, 2019 and expire on March 22, 2019.

As a reminder, the Company currently has a common stock repurchase authorization in place of $10.0 million that was approved in the third quarter of 2015 by its Board of Directors (the “Board”). Since the inception of this repurchase program through the end of 2018, the Company purchased 3.78 million shares for a total of $7.58 million. In the fourth quarter of 2018, the Company purchased 142,608 shares for $204,607. The Company continues to view opportunistic share repurchases as an attractive use of capital and expects to continue to repurchase shares going forward. Given the Board’s view that the Company’s stock price is attractive at current levels, the Board decided to accelerate its stock repurchases via this tender offer.

If the number of shares properly tendered at the purchase price and not properly withdrawn prior to the expiration date of the tender offer would result in the purchase of more than 3,150,000 shares, the Company will purchase shares tendered on a pro rata basis. The tender offer will not be conditioned upon any minimum value of shares being tendered, or contain any financing conditions. The Company intends to fund the purchase price of the shares using available cash.

While the Board has authorized the Company to make the tender offer, neither the Company nor its Board makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares, or as to the price or prices at which stockholders may choose to tender their shares. Additionally, the Company has not authorized any person to make any such recommendation. Stockholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should carefully evaluate all of the information included or incorporated by reference in the tender offer documents (as they may be amended or supplemented), when available, before making any decision with respect to the tender offer and should consult their own broker or other financial and tax advisors.

Hudson Global has over $300 million of useable net operating losses (“NOL”) in the U.S., which the Company considers to be a very valuable asset for its stockholders. Protecting the value of this NOL asset limits the amount of stock than can be repurchased over a given time period, which is why the Board is capping the size of the current tender offer at 3.15 million shares. The Board may consider future share repurchases after evaluating the potential risk to the Company’s NOL. In order to protect the value of the NOL for all stockholders, the Company has a rights agreement and charter amendment in place that limit beneficial ownership of Hudson Global common stock to 4.99%. Stockholders who wish to own more than 4.99% of Hudson Global common stock, or already own more than 4.99% of Hudson Global common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.

As previously announced, the Company sold all of its recruitment agency and talent management businesses in three separate transactions that closed at the end of March 2018. These transactions were all structured as equity sales, meaning all the assets and liabilities of the legacy entities were assumed by the buyers, except for the RPO business which remained with the Company but was largely embedded inside the businesses being sold. Since that time, the Company has had a strong internal focus on creating new legal entities and obtaining new business licenses in each country in which it operates, creating an accounting and finance system from scratch, as well as creating a new IT system and website. Now that the platform for the operating business has been built and corporate overhead costs have been right sized, the Company has begun to look at bolt-on acquisition opportunities in addition to focusing intensely on organic growth. As highlighted in the Investor Presentation issued in December 2018, Hudson Global will focus on acquisition targets that are profitable, complementary to its RPO business, and accretive to stockholder value.

Given the Company’s cash balance and financial strength, it can pursue both stock buybacks and bolt-on acquisition opportunities simultaneously going forward, and will evaluate both options continually in order to achieve its mission of maximizing stockholder value over the long term.

InvestorCom LLC will serve as information agent for the tender offer. Stockholders with questions, or who would like to receive additional copies of the tender offer documents once they are available, may call InvestorCom LLC. at (877) 972-0090 or email info@investor-com.com.

About Hudson RPO

Hudson Global is a leading total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations.

For more information, please visit us at www.hudsonrpo.com.

Additional Information Regarding the Tender Offer

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only. This press release is not a recommendation to buy or sell HSON shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell shares or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by the Company. The tender offer will only be made pursuant to the offer to purchase, the letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal, and related materials (including the documents and information incorporated by reference therein) because they contain important information, including the various terms of, and conditions to, the tender offer. Once the tender offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company will be filing with the SEC at the SEC’s website at www.sec.gov or by calling or emailing InvestorCom LLC, the information agent for the tender offer, at (877) 972-0090 or email info@investor-com.com. Stockholders are urged to read these materials, when available, carefully prior to making any decision with respect to the tender offer.

Forward-Looking Statements

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions' that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, Hudson Global’s ability to achieve anticipated benefits from the sales of its recruitment and talent management operations in Europe and Asia Pacific and operate successfully as a Company focused on its RPO business; global economic fluctuations; the Company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time and the impact of any loss of a significant client; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; risks related to potential acquisitions or dispositions of businesses by the Company; reduction in our cash and cash equivalents as a result of the tender offer; and our decreased “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the tender offer and other share repurchases. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.